Exhibit 99.1

Orsus Xelent Technologies Announces A 33% Third Quarter Sales Gain And 14% Increase in Third Quarter Net Income Compared To The Same Period Last Year;

The Company Reports That Its Planned Acquisition Of A Manufacturing Facility Temporarily Is On Hold And It May Lease The
Facility If Needed;

Full Year Guidance Updated As The Company Seeks To Maintain
Market Share Through Sales Of High Value, Lower Margin
Traditional Products

NEW YORK, NY—November 19, 2008 -- Orsus Xelent Technologies, Inc. (AMEX:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, reported today that it achieved a 33% increase in revenues to $29,240,000 in its third quarter ended September 30, 2008, and a nearly 14% increase in net income to $2,925,000 compared with the same period last year.

Through the first nine months of 2008, the Company said that revenues grew 35% to $78,853,000 and net income increased 21% to $6,348,000, compared with results for the same period in the prior year.

Earnings per share in the third quarter of 2008 increased to $0.10 compared with $0.09 in the prior year period and grew to $0.21 in the first nine months of 2008, compared with $0.18 in the first nine months of 2007.

The Company said that with the ongoing restructuring of the PRC telecommunications market and the recent rapid deterioration in economic and financing conditions, it has continued to focus on maintaining market share. Its strategy has been to build sales of its traditional, lower-priced, but highly competitive, products, mainly in China’s rural areas. Many of these highly cost effective mobile phones include advanced features such as MP3, MDEG4, video recording and outer card storage.

With this strategy, the Company saw a gross margin for the third quarter of 14.25%, representing a decline of approximately 3.81% from the gross margin for the third quarter of 2007. However, the third quarter gross margin was slightly higher than the gross margin of 13.38% for the nine month period ended September 30, 2008.

The Company further reported that it has maintained a focus on cost containment. Excluding an allowance for trading deposit receivable in 2007, G&A expenses for the third quarter and for the first nine months of the year increased approximately 24% and 136%, respectively, as compared to the same periods in 2007. However, this increase was due in large part to a non-cash expense related to grants of employee stock options in the second quarter. Additionally, sales and marketing expenses were more than 9% lower in both periods, mainly reflecting a shifting of after-sales costs and maintenance to the Company’s OEM manufacturers.

While R&D expenditures were low through the first half of 2008, reflecting the uncertainties of the industry restructuring, the Company increased these expenditures in the third quarter, as it began to invest more heavily in new, higher margin 3G products that it expects to launch when the industry environment improves.

Dalian Daxian Acquisition

Earlier this year in July, the Company announced a Letter of Intent to acquire a majority interest in Dalian Daxian Investment Development Co. LTD (“DDID”) that would allow it to build its internal manufacturing capacity and improve its competitiveness with faster turnaround of new products. In the current, dramatically changed, financial environment, the Company said that while, by mutual agreement, the Letter of Intent remains in place, it has postponed the acquisition while seeking to secure financing to complete the transaction. The Company said that, if necessary, it may obtain a short-term lease on the facility in the interim.

Finances

The Company said it also continues to focus on strengthening its financial position. In the third quarter, decreased cash and cash equivalents were just under $1 million partly because the Company increased pre-payments to suppliers to ensure timely delivery of products and maintenance of market share. At the same time, accounts receivable increased from the prior quarter to approximately $78.7 million, which the Company is actively seeking to collect pursuant to the Master Distributor Agreement it announced in late August. In this regard, the Company has asked the third-party surety company to guarantee a percentage of the total receivables (as described in the 8-K filed with the US Securities and Exchange Commission in August 20, 2008). To further ensure liquidity, the Company also is engaged in discussions to obtain additional loans from PRC-based banks. As of the end of the quarter, the Company reported that Stockholder’s Equity had grown to $42.5 million from $33.9 million at year end 2007, and weighted average shares outstanding remained at 29,756,000.

Outlook

The company expects that its financial results for the 2008 fiscal year are likely to be somewhat stronger than the results from 2007, but will not meet the previously set guidance. The revised guidance will indicate both revenue and net income will grow at the same pace of between 15% and 20% as compared the figures in the 2007.

Looking at the year ahead, the Company said that in the third quarter, it secured its first order this year for CDMA cell phones with China Telecom. It also made its first delivery of this low-end product and has several additional scheduled deliveries in the fourth quarter. Meanwhile, the Company said a recent government agency survey determined that, through September, the number of users of mobile phones on China’s 2G network had decreased by 9.4 million to about 75 million. The Company believes that many of these users will gradually upgrade to 2.5G phones in the coming years and therefore will pay much attention to the market demand for regular mobile phones.

The Company also said that some evidence is building that demand for high-end mobile phones will increase in 2009. When the focus on restructuring is diminished, the Company expects it will look for some resumption of high-end customized orders. As previously noted, the Company has sped up its 3G product development, with the expectation of several new product launches in the year ahead.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (“PRC”). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established “Orsus” as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

-See Attached Tables-

Contact:
Contact:
Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors:
Tel: 212-402-7838
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951

Orsus Xelent Technologies, Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
For the three and nine months ended September 30, 2008 and 2007
(Unaudited)
(Stated in US Dollars)

	(Unaudited) Three months ended September 30,		(Unaudited) Nine months ended September 30,
	2008	2007	2008	2007
	US$’000	US$’000	US$’000	US$’000

Operating revenue - Net sales	29,240	22,046	78,853	58,411

Cost of operating revenue	(25,073)	(18,064)	(68,302)	(47,586)

Gross income	4,167	3,982	10,551	10,825

Operating expenses:
Sales and marketing	128	142	353	389
General and administrative	228	262	1,799	2,250
Research and development	250	23	391	319
Depreciation	23	26	72	113
Allowance for obsolete inventories	-	108	-	700

	629	561	2,615	3,771

Operating income	3,538	3,421	7,936	7,054

Other income (expenses)
Interest expenses	(255)	(443)	(733)	(747)
Other income, net	87	14	465	21

Income before income taxes	3,370	2,992	7,668	6,328

Income taxes	(445)	(422)	(1,320)	(1,062)

Net income	2,925	2,570	6,348	5,266

Other comprehensive (loss) income
Foreign currency translation adjustment	(36)	-	1,480	-

Comprehensive income	2,889	2,570	7,828	5,266

Earnings per share

Basic and diluted (US$)	0.10	0.09	0.21	0.18

Weighted average number of common stock outstanding	29,756,000	29,756,000	29,756,000	29,756,000